                                                                     EXHIBIT 2.6


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               ASHFORD.COM, INC.,

                         ASHFORD-GUILD ART CORPORATION

                                      AND

                                GUILD.COM, INC.

                                January 3, 2001

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I THE MERGER.......................................................   2
  1.1 The Merger...........................................................   2
  1.2 Closing; Effective Time..............................................   2
  1.3 Effect of the Merger.................................................   2
  1.4 Certificate of Incorporation; Bylaws.................................   2
  1.5 Directors and Officers...............................................   2
  1.6 Effect on Capital Stock..............................................   2
  1.7 Surrender of Certificates............................................   4
  1.8 No Further Ownership Rights in Target Capital Stock..................   5
  1.9 Lost, Stolen or Destroyed Certificates...............................   5
  1.10 Tax Consequences....................................................   6
  1.11 Taking of Necessary Action; Further Action..........................   6
  1.12 Affiliates Agreements...............................................   6
  1.13 Target Voting Agreements............................................   6
  1.14 Acquiror Voting Agreements..........................................   6
ARTICLE II REPRESENTATIONS AND WARRANTIES OF TARGET........................   6
  2.1 Organization, Good Standing and Qualification........................   6
  2.2 Capitalization and Voting Rights.....................................   6
  2.3 Subsidiaries.........................................................   7
  2.4 Authorization........................................................   7
  2.5 Governmental Consents................................................   7
  2.6 Litigation...........................................................   8
  2.7 Patents and Trademarks...............................................   8
  2.8 Compliance with Other Instruments....................................   8
  2.9 Agreements; Action...................................................   8
  2.10 Related Party Transactions..........................................   9
  2.11 Permits.............................................................   9
  2.12 Environmental and Safety Laws.......................................   9
  2.13 Manufacturing and Marketing Rights..................................  10
  2.14 Registration Rights.................................................  10
  2.15 Corporate Documents.................................................  10
  2.16 Title to Property and Assets........................................  10
  2.17 Target Financial Statements.........................................  10
  2.18 Changes.............................................................  10
  2.19 Employee Benefit Plans..............................................  11
  2.20 Tax Returns, Payments and Elections.................................  11
  2.21 Insurance...........................................................  12
  2.22 Minute Books........................................................  12
  2.23 Labor Agreements and Actions; Employee Compensation.................  12
  2.24 Registration Statement; Proxy Statement/Prospectus..................  12
  2.25 Section 83(b) Elections.............................................  12
  2.26 Significant Customers and Suppliers.................................  12
  2.27 Brokers.............................................................  13
  2.28 Employees...........................................................  13
  2.29 Affiliates Agreement................................................  13
  2.30 Vote Required.......................................................  13
  2.31 Representations Complete............................................  13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB..   13
  3.1 Organization, Standing and Power.................................   13
  3.2 Capitalization...................................................   14
  3.3 Authority........................................................   14
  3.4 SEC Documents....................................................   15
  3.5 Tax Returns, Payments and Elections..............................   15
  3.6 Patents and Trademarks...........................................   16
  3.7 Registration Statement...........................................   16
  3.8 Litigation.......................................................   16
  3.9 Brokers..........................................................   17
  3.10 Compliance with Laws............................................   17
  3.11 Merger Sub......................................................   17
  3.12 Representations Complete........................................   17
ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME.........................   17
  4.1 Conduct of Business of Target....................................   17
  4.2 Notices..........................................................   19
  4.3 Conduct of Business of Acquiror .................................   19
ARTICLE V ADDITIONAL AGREEMENTS........................................   20
  5.1 No Solicitation..................................................   20
  5.2 Proxy Statement/Prospectus; Registration Statement...............   21
  5.3 Access to Information............................................   21
  5.4 Confidentiality..................................................   21
  5.5 Public Disclosure................................................   21
  5.6 Consents; Cooperation............................................   22
  5.7 Update Disclosure; Breaches......................................   22
  5.8 Affiliates Agreements............................................   22
  5.9 Lock-Up Agreements...............................................   22
  5.10 Legal Requirements..............................................   22
  5.11 Tax Deferred Reorganization.....................................   22
  5.12 Blue Sky Laws...................................................   22
  5.13 Stock Options and Warrants......................................   23
  5.14 Listing of Additional Shares....................................   23
  5.15 Additional Agreements; Reasonable Efforts.......................   23
  5.16 Employee Benefits...............................................   24
  5.17 Parachute Payments..............................................   24
  5.18 Necessary Actions...............................................   24
  5.19 Target Director and Officer Indemnification.....................   24
ARTICLE VI CONDITIONS TO THE MERGER....................................   24
  6.1 Conditions to Obligations of Each Party to Effect the Merger.....   24
  6.2 Additional Conditions to Obligations of Target...................   25
  6.3 Additional Conditions to Obligations of Acquiror.................   26
ARTICLE VII TERMINATION, TERMINATION FEES, EXPENSES, AMENDMENT AND
 WAIVER................................................................   27
  7.1 Termination......................................................   27
  7.2 Effect of Termination............................................   28
  7.3 Termination Fees.................................................   28
  7.4 Expenses.........................................................   28
  7.5 Amendment........................................................   28
  7.6 Extension; Waiver................................................   29

ARTICLE VIII GENERAL PROVISIONS.............................................  29
  8.1 Survival of Representations, Warranties and Covenants.................  29
  8.2 Maximum Liability and Remedies........................................  29
  8.3 Notices...............................................................  29
  8.4 Interpretation........................................................  30
  8.5 Counterparts..........................................................  30
  8.6 Entire Agreement; No Third Party Beneficiaries........................  30
  8.7 Severability..........................................................  31
  8.8 Remedies Cumulative...................................................  31
  8.9 Governing Law.........................................................  31
  8.10 Assignment...........................................................  31
  8.11 Rules of Construction................................................  31

SCHEDULES

Option Schedule

Schedule 1.12Affiliates
Schedule 1.13Stockholders of Target
Schedule 1.14Stockholders of Acquiror

EXHIBITS

Exhibit A Certificate of Merger
Exhibit B Exchange Ratio
Exhibit C Affiliates Agreement
Exhibit D Target Voting Agreement
Exhibit E FIRPTA Notice
Exhibit F Lock-Up Agreement
Exhibit G Acquiror Voting Agreement
Exhibit H Proprietary and Inventions Agreements

                      AGREEMENT AND PLAN OF REORGANIZATION

   This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of January 3, 2001, by and among Ashford.com, Inc., a Delaware corporation ("Acquiror"), Ashford-Guild Art Corporation, a Delaware corporation ("Merger Sub") and Guild.com, Inc., a Delaware corporation ("Target").

                                    RECITALS

   A. The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and stockholders of their respective companies that Target and Merger Sub combine into a single Target through the merger of Merger Sub with and into Target (the "Merger") and, in furtherance thereof, have approved the Merger.

   B. Pursuant to the Merger, among other things, each outstanding share of Target common stock, $0.001 par value ("Target Common Stock"), and Target preferred stock, $0.001 par value ("Target Preferred Stock," collectively "Target Capital Stock"), shall be converted into shares of common stock of Acquiror, $0.001 par value ("Acquiror Common Stock"), at the rate(s) set forth herein.

   C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger and to prescribe various conditions to the Merger.

   D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

   E. As an inducement to Acquiror to enter into this Agreement, as of the date hereof, certain of the officers, directors and ten percent (10%) stockholders of Target shall enter into an agreement (the "Affiliates Agreement"), which provides, among other things, that such person shall comply with Rule 145 under the Securities Act of 1933, as amended (the "Act").

   F. Further, as an inducement to Acquiror to enter into this Agreement, as of the date of this Agreement certain of the stockholders of Target shall enter into an agreement (the "Target Voting Agreement"), which provides, among other things, that such stockholders shall vote the shares of Target's Capital Stock owned by such person to approve the Merger and against any competing proposals.

   G. As an inducement to Target to enter into this Agreement, as of the date of this Agreement, certain of the stockholders of Acquiror shall enter into an agreement (the "Acquiror Voting Agreement"), which provides, among other things, that such stockholders shall vote the shares of Acquiror's Common Stock owned by such person to approve the Merger and against any competing proposals.

   NOW, THEREFORE, in consideration of the mutual covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into Target, in accordance with the Delaware General Corporation Law ("DGCL" or "Delaware Law"), the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation. Target as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof, but in any event no later than May 30, 2001 (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 2700 Via Fortuna, Suite 300, Austin, Texas 78746-7996. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, attached hereto as Exhibit A, with the Secretary of State of the State of Delaware (the time and date of such filing being the "Effective Time" and the "Effective Date," respectively).

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certificate of Incorporation; Bylaws.

     (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is Ashford-Guild Art Corporation."

     (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended.

   1.5 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

   1.6 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the holders of any of Target's securities:

     (a) Conversion of Target Capital Stock. The number of shares of Acquiror Common Stock to be issued in exchange for the acquisition by Acquiror of all outstanding shares of Target Capital Stock shall be 7,141,400 (the "Merger Consideration"). No adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger for any reason, other than pursuant to Section 1.6(g), including without limitation, as a result of (x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time or (y) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding warrants to purchase shares of Target Common Stock (the "Target Warrants") or upon the exercise of currently outstanding options to purchase shares of Target Common Stock (the "Target Options"). Subject to the terms and conditions of this Agreement and the Certificate of Merger as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital Stock, each share of Target Common Stock and Target Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.6(c) and Dissenting Shares (as defined below)) shall be converted and exchanged for such number of shares of Acquiror Common Stock as shall be determined in accordance with the exchange ratios (the "Exchange Ratios") set forth in (i) Exhibit B-1 hereto in the event an amendment to Section 2(d)(i) of the Restated Certificate of Incorporation of the Target (the "Amendment") is approved by the requisite vote(s) of the Target Capital Stock and the value of the Merger Consideration is less than the aggregate amount of the liquidation preferences of the Series B Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock, such Amendment to add a new paragraph immediately following the existing Section 2(d)(i) to read as follows:

  "For purposes of this Section 2, and notwithstanding any contrary provision of this Section 2 or as set forth elsewhere herein, the merger (the "Merger") of the corporation with Ashford-Guild Art Corporation, a Delaware corporation (the "Merger Sub") pursuant to the terms and conditions of that certain Agreement and Plan of Reorganization by and among Ashford.com, Inc., a Delaware corporation ("Ashford"), the corporation and Merger Sub dated January 3, 2001 (the "Merger Agreement") shall be deemed to be a liquidation, dissolution and winding up of the corporation, and the liquidation preferences and the consideration to be received by each holder of Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock in connection with the Merger shall be determined as set forth in Exhibit B-1 of the Merger Agreement if the value of the Merger Consideration (as defined in the Merger Agreement) is less than the aggregate amount of the liquidation preferences of the Series B Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock as such series are entitled to pursuant to Section 2(a)."

  (ii) Exhibit B-2 hereto in the event the Amendment is not so approved and the value of the Merger Consideration is less than the aggregate amount of the liquidation preferences of the Series B Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock and (iii) Exhibit B-3 hereto if the Merger Consideration is greater than the aggregate amount of the liquidation preferences of the Series B Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock.

     (b) Dissenter's Rights. If any holder of Target Capital Stock dissents from the consummation of this Agreement in accordance with the DGCL, and if such holder has complied with the requirements of Subchapter IX of the DGCL (a "Target Dissenting Stockholder"), then, notwithstanding anything contained in this Agreement to the contrary, each share of Target Capital Stock held by a Target Dissenting Stockholder (the "Dissenting Shares") shall not be converted into or represent the right to receive shares of the Acquiror Common Stock pursuant to Section 1.6, but such Target Dissenting Stockholder shall be entitled to the rights specified in the DGCL; provided, however, that if a Target Dissenting Stockholder withdraws his, her or its dissent (or if a person ceases to be a Target Dissenting Stockholder because such person fails to comply with the requirements of Subchapter IX of the DGCL), then the Target Capital Stock held by such person shall be deemed to be converted as of the Effective Time, into the Acquiror Common Stock as set forth in Section 1.6, without any interest thereon, and such shares of Target Capital Stock shall no longer be deemed to be Dissenting Shares.

     (c) Cancellation of Target Capital Stock Owned by Acquiror or Target. At the Effective Time, each share of Target Capital Stock that is owned by Target as treasury stock, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly owned subsidiary of Acquiror or of Target immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (d) Target Stock Option Plans. At the Effective Time, the Guild.com, Inc. Stock Option Plan, as amended and restated August 29, 2000 (the "Target Stock Option Plan"), and all options to purchase Target Common Stock then outstanding under the Target Stock Option Plan, shall be assumed by Acquiror in accordance with Section 5.13.

     (e) Target Warrants. At the Effective Time, all outstanding Target Warrants that do not terminate by their terms shall be assumed by Acquiror in accordance with Section 5.13.

     (f) Capital Stock of Merger Sub. At the Effective Time, each share of Common Stock, $.001 par value, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     (g) Adjustments to Exchange Ratio. The Exchange Ratios in Exhibit B-1, Exhibit B-2, and Exhibit B-3, as applicable, shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock or Target Capital Stock), any extraordinary dividend, reorganization, recapitalization or other like change with respect to Acquiror Common Stock or Target Capital Stock occurring after the date hereof and prior to the Effective Time.

     (h) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of shares of Target Capital Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices for a share of Acquiror Common Stock as quoted on the NASDAQ National Market for the twenty (20) trading days immediately preceding and ending on the last trading day before the Closing Date.

     (i) Dissenter's Rights. Any Dissenting Shares shall not be converted into Acquiror Common Stock and shall not receive any cash but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law. Target agrees that, except with the prior written consent of Acquiror, or as required under Delaware Law, it will not prior to the Effective Time make any payment with respect to, or settle or offer to settle, any claim, demand, or other liability with respect to any Dissenting Shares. Each Target Dissenting Stockholder who, pursuant to the provisions of Delaware Law, becomes entitled to payment of the value for shares of Target Capital Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Acquiror shall issue and deliver, upon surrender by such stockholder of certificate or certificates representing shares of Target Capital Stock, the number of shares of Acquiror Common Stock to which such stockholder would otherwise be entitled under this Section 1.6 and the Certificate of Merger.

   1.7 Surrender of Certificates.

   (a) Exchange Agent. ChaseMellon Shareholder Services, L.L.C. shall act as exchange agent (the "Exchange Agent") in the Merger.

   (b) Acquiror to Provide Common Stock and Cash. Promptly after the Effective Time, Acquiror shall issue and make available to the Exchange Agent for exchange in accordance with this Article I (i) the shares of Acquiror Common Stock issuable pursuant to Section 1.6(a) in exchange for shares of Target Capital Stock outstanding immediately prior to the Effective Time and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(h).

   (c) Exchange Procedures. Promptly after the Effective Time, Acquiror shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive shares of Acquiror Common Stock (and cash in lieu of fractional shares) pursuant to Section 1.6 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the

Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Acquiror Common Stock into which such shares of Target Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(h).

   (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of record of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time which would have been previously payable (but for the provisions of this Section 1.7(d)) with respect to such shares of Acquiror Common Stock.

   (e) Transfers of Ownership. If any certificate for shares of Acquiror Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered is properly endorsed or accompanied by a stock power duly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

   (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (g) Dissenting Shares. The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 1.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the number of shares of Acquiror Common Stock (and cash in lieu of fractional shares) to which such holder is entitled pursuant to
Section 1.6 hereof.

   1.8 No Further Ownership Rights in Target Capital Stock. All shares of Acquiror Common Stock issued upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Acquiror against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. No party shall take any action that would, to such party's knowledge, cause the Merger to fail to qualify as a reorganization within the meaning of
Section 368 of the Code.

   1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

   1.12 Affiliates Agreements. As of the date hereof, each of the officers, directors and ten percent (10%) stockholders of Target identified on Schedule
1.12 shall have executed an Affiliates Agreement, in the form of Exhibit C attached hereto.

   1.13 Target Voting Agreements. As of the date hereof, each of the stockholders of Target identified on Schedule 1.13 shall have executed a Target Voting Agreement, in the form of Exhibit D attached hereto.

   1.14 Acquiror Voting Agreements. As of the date hereof, each of the stockholders of Acquiror identified on Schedule 1.14 shall have executed an Acquiror Voting Agreement, in the form of Exhibit G attached hereto.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

   Target hereby represents and warrants to Acquiror that, except as set forth on the disclosure letter attached hereto (the "Target Disclosure Schedule"), specifically identifying the relevant subparagraph hereof, which Target Disclosure Schedule is incorporated herein by this reference:

   2.1 Organization, Good Standing and Qualification. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Target is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on Target.

   2.2 Capitalization and Voting Rights.

   (a) The authorized capital of Target consists of:

     (A) Preferred Stock. 25,491,093 shares of Target Preferred Stock, par value $0.001, of which 4,870,915 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock"), 4,870,915 of which are issued and outstanding, 3,500,178 of which have been designated as Series B Preferred Stock (the "Series B Preferred Stock"), 3,500,178 of which are issued and outstanding, 12,120,000 of which have been designated as Series C-1 Preferred Stock (the "Series C-1 Preferred Stock"), 12,117,076 of which are issued and outstanding, and 5,000,000 of which have been designated as Series D Preferred Stock (the "Series D Preferred Stock"), 3,931,299 of which are issued and outstanding.

  The rights, privileges and preferences of the Target Preferred Stock are as stated in Target's Certificate of Incorporation which has been made available to Acquiror.

     (B) Common Stock. 35,000,000 shares of Target Common Stock, par value $0.001, 461,432 of which are issued and outstanding.

   (b) The outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

   (c) Except for (A) the conversion privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock, (B) the rights provided in Section 2.4 of the Amended and Restated Investors' Rights Agreement, dated August 4, 2000 (the "Target Investors' Rights Agreement"), (C) an outstanding warrant to purchase 181,818 shares of Target Common Stock, (D) the initial public offering purchase terms set forth in that certain IPO Letter to certain holders of the Series C-1 and Series D Preferred Stock dated as of August 4, 2000, (E) options or stock option commitments to purchase 6,398,841 shares of Common Stock outstanding or reserved for issuance to employees and other service providers pursuant to the Target Stock Option Plan and (F) other such rights granted and/or commitments made by Target regarding its capital stock as previously disclosed to Acquiror, there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Target of any shares of its capital stock. Except for the Amended and Restated Voting Agreement, dated August 4, 2000, Target is not a party or subject to any agreement or understanding, and, to the best of Target's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Target. The terms of the Target Stock Option Plan permit the assumption of such Target Stock Option Plan by Acquiror as provided in this Agreement, without the consent or approval of the holders of the outstanding options, the Target stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such options, except as set forth in the Target Stock Option Plan.

   2.3 Subsidiaries. Target does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. Target is not a participant in any joint venture, partnership, or similar arrangement.

   2.4 Authorization. All corporate action on the part of Target, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Affiliates Agreement, the Acquiror Voting Agreements and all other agreements referred to herein to which Target is a party (the "Target Transaction Documents"), the performance of all obligations of Target hereunder and thereunder have been taken or will be taken prior to the Effective Time, and this Agreement and the Target Transaction Documents constitute, or will constitute upon approval of the Target stockholders, valid and legally binding obligations of Target, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. All amendments to the Target Restated Certificate of Incorporation, if any, have been duly authorized and approved in accordance with the DGCL.

   2.5 Governmental Consents. To Target's knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Target is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, and (ii) the filing pursuant to applicable state blue sky laws, rules, regulations or such other post-closing filings as may be required.

   2.6 Litigation. There is no action, suit, proceeding or investigation pending or, to Target's knowledge, currently threatened against Target that questions the validity of this Agreement or any of the Target Transaction Documents, or the right of Target to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any Material Adverse Effect on Target, or any change in the current equity ownership of Target, nor is Target aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefor known to Target) involving the prior employment of any of Target's employees, their use in connection with Target's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Target is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by Target currently pending or that Target intends to initiate.

   2.7 Patents and Trademarks. Target has sufficient title and ownership of or exclusive licenses to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. The Target Disclosure Schedule contains a complete list of patents and pending patent applications, trademarks and pending trademark applications and copyrights and pending copyright applications of Target. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Target bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Target has not received any communications alleging that Target has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Target is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Target or that would conflict with Target's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or any of the Target Transaction Documents, nor the carrying on of Target's business by the employees of Target, nor the conduct of Target's business as proposed, will, to the best of Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Target does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by Target.

   2.8 Compliance with Other Instruments. Target is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to the best of its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Target. The execution, delivery and performance of this Agreement and the Target Transaction Documents, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of Target or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to Target, its business or operations or any of its assets or properties.

   2.9 Agreements; Action.

   (a) Except for agreements explicitly contemplated hereby and by the Target Transaction Documents and Target's form Indemnification Agreement entered into with certain of Target's directors, there are no agreements, understandings or proposed transactions between Target and any of its officers or directors or any affiliate of any officer or director.

   (b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Target is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to Target in excess of $50,000 per year, except as set forth on the Target Financial Statements or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from Target (other than any license of Target's software and products in the ordinary course of business), or (iii) provisions restricting or affecting the development, manufacture or distribution of Target's products or services, or (iv) indemnification by Target with respect to infringements of proprietary rights.

   (c) Target has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) except as set forth on the Target Financial Statements incurred any indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of indebtedness and/or liabilities individually less than $50,000, in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel and similar expenses approved in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

   (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities Target has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

   (e) Target is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Certificate of Incorporation or Bylaws that could reasonably be expected to have a Material Adverse Effect on Target.

   (f) Except as contemplated by this Agreement, Target has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of Target with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of Target or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Target is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of Target.

   2.10 Related Party Transactions. No employee, officer, or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of Target's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target, except that employees, officers, or directors of Target and members of their immediate families may own stock in publicly traded companies that may compete or have a business relationship with Target. No member of the immediate family of any officer or director of Target is directly or indirectly interested in any material contract with Target.

   2.11 Permits. Target has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect on Target, and to Target's knowledge it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. Target is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

   2.12 Environmental and Safety Laws. To the best of its knowledge, Target is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

   2.13 Manufacturing and Marketing Rights. Target has not granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects Target's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

   2.14 Registration Rights. Except as provided in the Target Investors' Rights Agreement, which shall be terminated pursuant to Section 6.3(l), Target has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

   2.15 Corporate Documents. The Certificate of Incorporation and Bylaws of Target are in the form previously provided to counsel for the Acquiror.

   2.16 Title to Property and Assets. Target owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair Target's ownership or use of such property or assets. With respect to the property and assets it leases, Target is in compliance in all material respects with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

   2.17 Target Financial Statements. Target has delivered to Acquiror Target's audited financial statements (balance sheet and statement of operations, statement of changes in stockholders' equity and statement of cash flows, including notes thereto) at December 31, 1999 and for the fiscal year of Target then ended (the "Target Audited Financial Statements") and its unaudited interim financial statements (balance sheet and income statement) at November 30, 2000 and for the eleven-month period then ended (the "Target Interim Financial Statements", and together with the Target Audited Financial Statements, the "Target Financial Statements"). The Target Audited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other (except as indicated in the notes thereto). The Target Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Except as set forth in the Target Financial Statements, or in the notes thereto, Target has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 1999 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Target Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of Target. Except as disclosed in the Target Financial Statements, Target is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. Target maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

   2.18 Changes. Since November 30, 2000 there has not been:

   (a) any change in the assets, liabilities, financial condition or operating results of Target from that reflected in the Target Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

   (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of Target (as such business is presently conducted and as it is proposed to be conducted);

   (c) any waiver by Target of a valuable right or of a material debt owed to it;

   (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Target, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Target (as such business is presently conducted and as it is proposed to be conducted);

   (e) any material change or amendment to a material contract or arrangement by which Target or any of its assets or properties is bound or subject;

   (f) any material change in any compensation arrangement or agreement with any employee;

   (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

   (h) any resignation or termination of employment of any key officer of Target; and Target, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

   (i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of Target;

   (j) any mortgage, pledge, transfer of a security interest in, or lien, created by Target, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

   (k) any loans or guarantees made by Target to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

   (l) any declaration, setting aside or payment or other distribution in respect of any of Target's Capital Stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by Target;

   (m) to the best of Target's knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of Target (as such business is presently conducted and as it is proposed to be conducted); or

   (n) any agreement or commitment by Target to do any of the things described in this Section 2.18.

   2.19 Employee Benefit Plans. Target does not sponsor or maintain any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

   2.20 Tax Returns, Payments and Elections. Target has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects. Target has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Target Disclosure Schedule or reserved on the Target Financial Statements. Target has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as a collapsible corporation pursuant to Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect on Target. Target has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Target's federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. Since the date of the Target Financial Statements, Target has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and Target has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Target has withheld or collected from each payment (whether in cash or in kind) made or deemed made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required by applicable law to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

   2.21 Insurance. Target has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

   2.22 Minute Books. The minute books of Target provided to Acquiror contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

   2.23 Labor Agreements and Actions; Employee Compensation. Target is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of Target's knowledge, has sought to represent any of the employees, representatives or agents of Target. There is no strike or other labor dispute involving Target pending, or to the best of Target's knowledge, threatened, that could have a Material Adverse Effect on Target, nor is Target aware of any labor organization activity involving its employees. Target is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with Target, nor does Target have a present intention to terminate the employment of any of the foregoing prior to the Closing. The employment of each officer and employee of Target is terminable at the will of Target. To the best of its knowledge, Target has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Target is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

   2.24 Registration Statement; Proxy Statement/Prospectus. The written information supplied by Target expressly for the purpose of inclusion in the registration statement (the "Registration Statement") on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the issuance of the shares of Acquiror Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (the "SEC") shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied by Target expressly for the purpose of inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and Acquiror in connection with the meetings of Target's stockholders (the "Target Stockholders Meeting") and Acquiror's stockholders (the "Acquiror Stockholders Meeting") to be held in connection with the Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting and Acquiror's Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Acquiror. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror that is contained in any of the foregoing documents.

   2.25 Section 83(b) Elections. To the best of Target's knowledge, all individuals who have purchased unvested shares of Target's Common Stock have filed timely elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.

   2.26 Significant Customers and Suppliers. No customer or supplier that was significant to Target during the period covered by the Target Financial Statements or that has been significant to Target thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to Target, as the case may be.

   2.27 Brokers. Target has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

   2.28 Employees. No employee of Target has any agreement or contract, written or verbal, except as set forth herein, regarding such person's employment with Target. To the best of Target's knowledge, no employee of Target nor any consultant with whom Target has contracted is in violation of any term of any employment contract, non-disclosure agreement or any other similar contract or agreement relating to the relationship of such employee or consultant with Target, any former employer or any other party. No employee of Target has been granted the right to continued employment by Target or to any material compensation following termination of employment with Target. Each employee, officer and technical consultant of Target has executed a Proprietary Information and Inventions Agreement substantially in the form previously provided to counsel to the Acquiror. No current employee or officer of Target has excluded works or inventions made prior to his or her employment with Target from his or her assignment of inventions pursuant to such employee's or officer's Proprietary Information and Inventions Agreement.

   2.29 Affiliates Agreement. All of the persons and/or entities deemed "Affiliates" of Target within the meaning of Rule 145 promulgated under the Act have signed the Affiliates Agreement attached hereto as Exhibit C.

   2.30 Vote Required. The affirmative vote of the holders of a majority of (a) each of the Series A Preferred Stock, the Series B Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock outstanding on the record date set for the Target Stockholders Meeting (voting as separate series and not as a class) in favor of the Amendment to cause the Merger Consideration to be allocated as set forth in Exhibit B-1 hereto; provided that if the vote required in (a) above is not obtained, the Merger Consideration shall be allocated in accordance with Exhibit B-2 hereto; (b) the Series B Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock (voting as a single class and not as separate series) outstanding on the record date set for the Target Stockholders Meeting in favor of the Merger, and (c) of the Target Capital Stock outstanding on the record date set for the Target Stockholders Meeting in favor of (i) the Amendment and (ii) the Merger, are the votes of the holders of the Target's Capital Stock necessary to approve this Agreement and the transactions contemplated hereby.

   2.31 Representations Complete. None of the representations or warranties made by Target herein or in any Schedule hereto, including the Target Disclosure Schedule, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together for their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                  ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

   Acquiror hereby represents and warrants to Target that, except as set forth on the disclosure letter attached hereto (the "Acquiror Disclosure Schedule"), specifically identifying the relevant subparagraph hereof, which Acquiror Disclosure Schedule is incorporated herein by this reference:

   3.1 Organization, Standing and Power. Each of Acquiror and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Acquiror and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor Merger Sub (or any other subsidiary) is in violation of any of the provisions of its respective, Certificate of Incorporation or Bylaws. Acquiror is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by Acquiror free and clear of all liens, charges, claims or encumbrances or rights of others.

   3.2 Capitalization. The authorized capital stock of the Acquiror consists of
(a) 100,000,000 shares of Acquiror Common Stock, of which 46,644,246 shares were issued and outstanding as of the date hereof, and (b) 10,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding. As of the date hereof, Acquiror has issued approximately 6,900,000 options to acquire shares of Acquiror's Common Stock pursuant to Acquiror's 1998 Stock Incentive Plan, 1999 Equity Incentive Plan and 2000 Non-Officer Stock Plan (together the "Acquiror Stock Option Plans") and warrants to acquire 853,636 shares of Acquiror's Common Stock. Other than the options and warrants identified above and as previously disclosed to Target, there are no outstanding rights or agreements for the purchase or acquisition from Acquiror of any shares of its capital stock. All of the issued and outstanding shares of Acquiror Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the shares of Acquiror Common Stock to be issued in connection with the Merger, upon exercise of the Target Options and upon exercise of the Target Warrants, will be, when issued in accordance with this Agreement and the Target Stock Option Plan, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

   3.3 Authority.

   (a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement, the Target Voting Agreements and all other agreements referred to herein to which Acquiror is a party (the "Acquiror Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Acquiror Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will be, prior to the Effective Time, duly authorized by all necessary corporate action on the part of each of Acquiror and Merger Sub. This Agreement and the other Acquiror Transaction Documents have been duly executed and delivered by each of Acquiror and Merger Sub and constitute or will constitute, upon approval of the Acquiror's stockholders, the valid and legally binding obligations of each of Acquiror and Merger Sub, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

   (b) The execution and delivery of this Agreement and the other Acquiror Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror or any of its subsidiaries, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its subsidiaries or their properties or assets.

   (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local governmental authority, is required by or with respect to Acquiror or any of its subsidiaries in connection with the execution and delivery of this Agreement or the other Acquiror Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iii) the filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger, upon exercise of the Target Options and upon exercise of the Target Warrants assumed by Acquiror, and the filing of a registration statement on Form S-8 covering shares issued upon exercise of the Target Options and the Target Warrants, (iv) the filing with the SEC of a Registration Statement on Form S-4 with respect to the shares of Acquiror Common Stock to be issued in the Merger, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement or the other Acquiror Transaction Documents.

   3.4 SEC Documents. Acquiror has furnished to Target a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Act), definitive proxy statement, and other filings filed with the SEC by Acquiror since April 1, 2000 and, prior to the Effective Time, Acquiror will have furnished Target with true and complete copies of any additional documents filed with the SEC by Acquiror prior to the Effective Time (collectively, the "Acquiror SEC Documents"). All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Acquiror nor any of its subsidiaries is in default thereunder, except where default would not reasonably be expected to have a Material Adverse Effect on Acquiror. As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the Act, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document which was filed prior to the date hereof. The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the "Acquiror Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Acquiror Financial Statements fairly present the consolidated financial condition and operating results of Acquiror and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Acquiror maintains a standard system of accounting established and administered in accordance with generally accepted accounting principles. The unaudited interim financial statements (balance sheet and income statement) of Acquiror at November 30, 2000 and for the eight-month period then ended are complete and correct in all material respects as of such date and for such period, were prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the period indicated therein and fairly present the financial condition and operating results of Acquiror as of such date and for the period covered thereby. Since the date of the most recent Quarterly Report on Form 10-Q filed by Acquiror with the SEC, other than as previously disclosed to Target there has been no Material Adverse Effect on Acquiror, other than fluctuations in the market price of Acquiror's Common Stock as quoted on the NASDAQ National Market.

   3.5 Tax Returns, Payments and Elections. Acquiror has filed all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects. Acquiror has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Acquiror Disclosure Schedule or reserved on the Acquiror Financial Statements. Acquiror has not elected pursuant to the Code, to be treated as a collapsible corporation pursuant to
Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Adverse Material Effect on Acquiror. Acquiror has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of Acquiror's federal income tax returns and none of its state income or franchise tax or sales or use tax returns have ever been audited by governmental authorities. Since the date of the Acquiror Financial Statements, Acquiror has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and Acquiror has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. Acquiror has withheld or collected from each payment (whether in cash or in kind) made or deemed made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required by applicable law to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

   3.6 Patents and Trademarks. Acquiror has sufficient title and ownership of or exclusive licenses to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. The Acquiror Disclosure Schedule contains a complete list of patents and pending patent applications, trademarks and pending trademark applications and copyrights and pending copyright applications of Acquiror. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Acquiror bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Acquiror has not received any communications alleging that Acquiror has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Acquiror is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Acquiror or that would conflict with Acquiror's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or any of the Acquiror Transaction Documents, nor the carrying on of Acquiror's business by the employees of Acquiror, nor the conduct of Acquiror's business as proposed, will, to the best of Acquiror's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Acquiror does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by Acquiror.

   3.7 Registration Statement. The written information supplied by Acquiror and Merger Sub expressly for the purpose of inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The written information supplied by Acquiror expressly for the purpose of inclusion in the Proxy Statement shall not, on the date the Proxy Statement is first mailed to Target's stockholders and Acquiror's stockholders, at the time of the Target Stockholders Meeting and Acquiror Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event or information should be discovered by Acquiror which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform Target. Notwithstanding the foregoing, neither Acquiror nor Merger Sub make any representation, warranty or covenant with respect to any information supplied by Target that is contained in any of the foregoing documents.

   3.8 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Acquiror or on the transactions contemplated hereby. There is no judgment, decree or order against Acquiror or, to the knowledge of Acquiror, any of its respective directors or officers (in their capacities as such) that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

   3.9 Brokers. Acquiror has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

   3.10 Compliance with Laws. Acquiror has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

   3.11 Merger Sub. Merger Sub is a direct, wholly-owned subsidiary of Acquiror, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Merger Sub has no liabilities or obligations of any nature, contingent or otherwise, other than those related to the transactions contemplated hereby.

   3.12 Representations Complete. None of the representations or warranties made by Acquiror herein or in any Schedule hereto, including the Acquiror Disclosure Schedule, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business of Target. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Target agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Target further agrees to (i) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (ii) pay all amounts due or other outstanding obligations owed to suppliers and vendors when due subject to good faith disputes over such amounts or obligations, (iii) subject to Acquiror's consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and (iv) to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Target agrees to promptly notify Acquiror of any event or occurrence not in the ordinary course of its business, and of any event that would reasonably be expected to have a Material Adverse Effect on Target. Without limiting the foregoing, except as expressly contemplated by this Agreement, Target shall not do, cause or permit any of the following, without the prior written consent of Acquiror, which consent shall not be unreasonably withheld or delayed:

     (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

     (b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it;

     (c) Material Contracts. Other than in the ordinary course of business consistent with past practice, enter into any material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses;

     (d) Stock Option Plans, etc. Accelerate, except as provided in the Target Stock Option Plan, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

     (e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Target Common Stock pursuant to the conversion of currently outstanding convertible securities or the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

     (f) Intellectual Property. Transfer to or license any person or entity or otherwise extend, amend or modify any rights to its intellectual property other than the grant of non-exclusive licenses in the ordinary course of business consistent with past practice;

     (g) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

     (h) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business other than in the ordinary course of business consistent with past practice;

     (i) Indebtedness. Incur or commit to incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

     (j) Leases. Enter into any operating lease;

     (k) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $10,000 in any one case or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Target Financial Statements, or in connection with the transactions contemplated by the Target Transaction Documents;

     (l) Capital Expenditures. Incur or commit to incur any capital expenditures in excess of $10,000 in the aggregate;

     (m) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

     (n) Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

     (o) Employee Benefits; Severance. Take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, or (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

     (p) Lawsuits. Commence a lawsuit or arbitration proceeding other than
  (i) for the routine collection of bills or (ii) for a breach of this Agreement;

     (q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole;

     (r) Taxes. Make any material Tax election other than in the ordinary course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

     (s) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

     (t) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (s) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

   4.2 Notices. Target shall give all notices and other information required to be given by Target to the employees of Target, any collective bargaining unit representing any group of employees of Target, and any applicable government authority under the National Labor Relations Act, the Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement.

   4.3 Conduct of Business of Acquiror. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Acquiror agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by Target, which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Acquiror further agrees to (i) pay debts and Taxes when due subject to good faith disputes over such debts or Taxes, (ii) pay all amounts due or other outstanding obligations owed to suppliers and vendors when due subject to good faith disputes over such amounts or obligations, or (iii) pay or perform other obligations when due, and (iv) to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Acquiror agrees to promptly notify Target of any event or occurrence not in the ordinary course of its business, and of any event that would reasonably be expected to have a Material Adverse Effect on Acquiror. Without limiting the foregoing, except, as such actions are taken to effect a stock split or reverse stock split for purposes of remaining listed on the NASDAQ National Market, or as expressly contemplated by this Agreement, Acquiror shall not do, cause or permit any of the following, without the prior written consent of Target, which consent shall not be unreasonably withheld or delayed:

     (a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

     (b) Dividends and Stock Issuance. (i) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock; (ii) issue or authorize the issuance of its capital stock or securities convertible into, or subscriptions, rights, warrants, or options to acquire or other agreements or commitments to issue such shares or other securities, other than the issuance of shares of Acquiror Common Stock or options to purchase shares of Acquiror Common Stock pursuant to the Acquiror Stock Option Plans and the 1999 Employee Stock Purchase Plan or other rights currently outstanding as of the date of this Agreement; (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, except from employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service; provided that the restriction set forth in (ii) and (iii) above shall apply only if such issuance is at a price below, or the repurchase is at a price above, the then-current market value based, in each case, on the average of the closing prices for a share of Acquiror's Common Stock as quoted on the NASDAQ National Market for the twenty (20) consecutive trading days immediately preceding and ending on the last trading day before such issuance or repurchase, as the case may be.

     (c) Liquidation or Merger; Change in Control. Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or enter into any agreement or exercise any discretion providing for acceleration of payment, performance, vesting or exercisability as a result of a change of control of Acquiror.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 No Solicitation.

   (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VII, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of the Target or Acquiror, as the case may be, determines in good faith, after consultation with outside counsel, that its fiduciary obligations to its respective stockholders under applicable law so requires, Target or Acquiror, as the case may be, in response to a Takeover Proposal which was not solicited by Target or Acquiror, as the case may be, subsequent to the date hereof (A) may furnish to any person information with respect to Target or Acquiror, as the case may be, pursuant to a customary confidentiality agreement, (B) may participate in negotiations regarding such Takeover Proposal and (C) subject to full compliance with this Section 5.1, may recommend a proposal to its stockholders which the Board of Directors of Target or Acquiror, as the case may be, determines in its good faith judgment to be more favorable to Target or Acquiror, as the case may be (a "Superior Proposal"); provided, however that such party notifies the other within 24 hours of receipt of any Takeover Proposal.

   (b) Target shall notify Acquiror immediately (in any event, no later than 24 hours) after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice by Target shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

   (c) Except as set forth in this Section 5.1, neither the Board of Directors of Target or Acquiror, as the case may be, nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of shares of Acquiror Common Stock in the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause Target or Acquiror, as the case may be, to enter into any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Target or Acquiror, as the case may be, has fully complied with this Section 5.1 and determines that a Superior Proposal exists, the Board of Directors of Target or Acquiror, as the case may be, to the extent required by the fiduciary obligations thereof, as determined in the good faith judgment of such Board of Directors based on the advice of outside counsel, may withdraw or modify its approval or recommendation of the Merger and this Agreement; provided, however, that nothing contained herein (including any such withdrawal or modification of such approval or recommendation) shall release or otherwise affect (A) Target's obligation to call and hold the Target Stockholders' Meeting and submit the Merger and this Agreement to the stockholders of Target for their approval or (B) Acquiror's obligation to call and hold the Acquiror's Stockholders' Meeting and submit the Merger and this Agreement to the stockholders of Acquiror for their approval.

   5.2 Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, Target and Acquiror shall prepare a Registration Statement on Form S-4 (containing a prospectus and proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Target and Acquiror) and, as promptly as practicable, Acquiror shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use reasonable best efforts to cause the Registration Statement to become and remain effective as soon thereafter as practicable. The Proxy Statement shall include the recommendation of the Board of Directors of Acquiror and Target in favor of the Merger;

   5.3 Access to Information.

   (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of Target's properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives, subject to existing confidentiality agreements with third parties, copies of internal financial statements promptly upon request.

   (b) Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

   (c) No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

   5.4 Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a non-disclosure agreement dated December 18, 2000 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

   5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Acquiror and Target shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by Acquiror to comply with the rules and regulations of the SEC or any obligations pursuant to any listing agreement with any national securities exchange or with the NASDAQ.

   5.6 Consents; Cooperation. Each of Acquiror and Target shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger and shall use all commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of Target's material contracts in connection with the Merger for the assignment thereof or otherwise.

   5.7 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this
Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

   5.8 Affiliates Agreements. Upon the execution of this Agreement, Target will provide Acquiror with a list of those persons who are, in Target's respective reasonable judgment, "affiliates" of Target, respectively, within the meaning of Rule 145 under the Act ("Rule 145"). Each such person who is an "affiliate" of Target within the meaning of Rule 145 is referred to herein as an "Affiliate." Target shall provide Acquiror such information and documents as Acquiror shall reasonably request for purposes of reviewing such list and shall notify Acquiror in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Upon the execution of this Agreement, Target shall deliver or cause to be delivered to Acquiror from each of the Affiliates of Target, an executed Affiliates Agreement, in the form attached hereto as Exhibit C. Acquiror shall be entitled to place appropriate legends on the certificates evidencing any Acquiror Common Stock to be received by Affiliates of Target pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock, consistent with the terms of the Affiliates Agreement. The Acquiror shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, for a period of three (3) years after the Closing Date.

   5.9 Lock-Up Agreements. Prior to the Effective Time, holders of at least 80% of the Target Capital Stock, the Target Options and the Target Warrants, on a fully diluted basis, and each officer and director of Target shall execute and deliver a lock-up agreement to Acquiror in the form attached hereto as Exhibit F (the "Lock-Up Agreements").

   5.10 Legal Requirements. Each of Acquiror and Target will, and Acquiror will cause its subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any federal, state or local governmental authority or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

   5.11 Tax-Deferred Reorganization. Neither Target, Acquiror nor Merger Sub will, either before or after consummation of the Merger, take any action that, to the knowledge of such party, would cause the Merger to fail to constitute a "reorganization" within the meaning of Code Section 368. No party to this Agreement shall take a position on any return, report or filing inconsistent with this treatment.

   5.12 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

   5.13 Stock Options and Warrants.

   (a) At the Effective Time, the Target Stock Option Plan and each outstanding Target Option and each outstanding Target Warrant, whether vested or unvested, shall, by virtue of the Merger and without any further consideration on the part of any holder thereof, be assumed by Acquiror and be converted into an option (or warrant, as the case may be) to purchase shares of Acquiror Common Stock as set forth below. Target has delivered to Acquiror a schedule (the "Option Schedule") which sets forth a true and complete list as of the date hereof of all Target Warrants and Target Options, including the number of shares of Target Capital Stock subject to each such option or warrant, the exercise or vesting schedule, the exercise price per share and the term of each such option or warrant. On the Closing Date, Target shall deliver to Acquiror an updated Option Schedule current as of such date. Each such Target Option or Target Warrant so assumed by Acquiror under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Target Stock Option Plan or the Target Warrant, as the case may be, immediately prior to the Effective Time, except that (i) such option or warrant shall be exercisable for that number of whole shares of Acquiror Common Stock equal to the product of the number of shares of Target Common Stock that were issuable upon exercise of such option or warrant immediately prior to the Effective Time multiplied by the exchange ratio as set forth on the Option Schedule and rounded to the nearest whole number of shares of Acquiror Common Stock, and
(ii) the per share exercise price for the shares of Acquiror Common Stock issuable upon exercise of such assumed option or warrant shall be equal to the quotient determined by dividing the exercise price per share of Target Common Stock at which such option or warrant was exercisable immediately prior to the Effective Time by the exchange ratio as set forth on the Option Schedule, rounded to the nearest whole cent. The exchange ratio set forth on the Option Schedule shall be adjusted, as of the Effective Time, if necessary to reflect any exercise, cancellation or expiration of any Target Options or Target Warrants prior to the Effective Time such that the total number of Acquiror Common Shares to be reserved for issuance upon the exercise of all Target Options and all Target Warrants assumed by Acquiror hereunder is equal to 1,583,200. In no event, however, shall the number of Acquiror Common Shares reserved for issuance upon the exercise of Target Options and Target Warrants exceed 1,583,200 shares of Acquiror Common Stock.

   (b) Acquiror shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon the exercise of the Target Options and Target Warrants assumed in accordance with this Section 5.13. At or prior to the Effective Time, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Acquiror Common Stock subject to such Target Options and Target Warrants and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Target Options and Target Warrants remain outstanding.

   5.14 Listing of Additional Shares. Prior to issuance, Acquiror shall file with NASDAQ a Notification Form for Listing of Additional Shares covering the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger, upon exercise of the Target Options assumed by Acquiror and upon exercise of the Target Warrants assumed by Acquiror.

   5.15 Additional Agreements; Reasonable Efforts. Each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of Target and Acquiror, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Target, the proper officers and directors of each party to this Agreement shall take all such necessary action.

   5.16 Employee Benefits. Acquiror shall take such reasonable actions, to the extent permitted by Acquiror's benefit programs, as are necessary to allow eligible employees of Target to participate in the benefit programs of Acquiror, or alternative benefit programs in the aggregate substantially comparable to those applicable to employees of Acquiror on similar terms, as soon as practicable after the Effective Time of the Merger. For purposes of satisfying the terms and conditions of such programs, to the extent permitted by Acquiror's benefit programs, Acquiror shall use reasonable efforts to give full credit for eligibility, or vesting for each participant's period of service with Target.

   5.17 Parachute Payments. Target shall use its best efforts to have any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code approved by such percentage of Target's outstanding voting securities as is required by the terms of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including, without limitation, Q-7 of Section 1.280G-1 of such proposed regulations.

   5.18 Necessary Actions. Acquiror and Target shall execute and deliver at the Closing all agreements and documents contemplated by this Agreement to be executed and delivered by them at the Closing.

   5.19 Target Director and Officer Indemnification.

   (a) After the Effective Time, Acquiror will, and will cause the Surviving Corporation to (i) indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Target (the "Indemnified Parties") in respect of acts or omissions occurring on or prior to the Effective Time to the extent provided under applicable law or under Target's Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, and
(ii) advance expenses as incurred by such officers, directors, employees and agents of Target to the fullest extent permitted under applicable law or under Target's Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under applicable law.

   (b) The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and personal representatives.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

     (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the necessary vote of the Target stockholders and the Acquiror stockholders and any agreements or arrangements that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of stockholders of Target as is required by the terms of Section 280G(b)(5)(B).

     (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

     (c) Governmental Approval. Acquiror and Target and their respective subsidiaries shall have timely obtained from each federal, state or local governmental authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Act, and under state Blue Sky laws.

     (d) Listing of Additional Shares. The filing with the NASDAQ National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Acquiror Common Stock issuable upon conversion of the Target Capital Stock in the Merger, upon exercise of the Target Options assumed by Acquiror and upon exercise of the Target Warrants assumed by Acquiror shall have been made.

     (e) Tax Opinion. Each of Target and Acquiror shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinions shall be substantially identical in substance; provided, however, that if the counsel to either Target or Acquiror does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. In preparing the Target and the Acquiror tax opinions, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties' and Target's shareholders shall make) reasonable representations related thereto.

     (f) Registration Statement. The Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing and all necessary approvals under state securities laws and the Act or the Exchange Act relating to the issuance or trading of Acquiror Common Stock shall have been received.

   6.2 Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:

     (a) Representations, Warranties and Covenants. (i) Except as disclosed in the Acquiror Disclosure Schedule, the representations and warranties of Acquiror in this Agreement shall be true and correct in all respects (except as permitted or contemplated by the Agreement) on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where such inaccuracy does not have a Material Adverse Effect on Acquiror, and (ii) Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time except where such failure to so perform or comply does not have a Material Adverse Effect on Acquiror.

     (b) Certificate of Acquiror. Target shall have been provided with a certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Effective Time:

       (A) all representations and warranties made by Acquiror under this Agreement are true and correct in all material respects; and

       (B) all covenants, obligations and conditions of this Agreement to be performed by Acquiror on or before such date have been so performed in all material respects.

     (c) Legal Opinion. Target shall have received a legal opinion from Acquiror's legal counsel in a form to be mutually agreed by the parties hereto.

     (d) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Acquiror and its subsidiaries, taken as a whole, other than a change that is directly caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of Acquiror to this Agreement, the Merger or any of the transactions contemplated by this Agreement. A change in the market price of Acquiror Common Stock shall not constitute a material adverse change.

     (e) Acquiror Voting Agreements. Target shall have received from certain stockholders of Acquiror an executed Acquiror Voting Agreement in substantially the form attached hereto as Exhibit G.

   6.3 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:

     (a) Representations, Warranties and Covenants. Except as disclosed in the Target Disclosure Schedule (i) the representations and warranties of Target in this Agreement shall be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, except where such inaccuracy does not have a Material Adverse Effect on Target, and (ii) Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time, except where such failure to so perform or comply does not have a Material Adverse Effect on Target.

     (b) Certificate of Target. Acquiror shall have been provided with a certificate executed on behalf of Target by its President and Chief Financial Officer to the effect that, as of the Effective Time:

        (A) all representations and warranties made by Target under this Agreement are true and complete in all material respects; and

       (B) all covenants, obligations and conditions of this Agreement to be performed by Target on or before such date have been so performed in all respects.

     (c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the material contracts of Target set forth on Schedule 2.9 hereto.

     (d) Legal Opinion. Acquiror shall have received a legal opinion from Target's legal counsel in a form to be mutually agreed by the parties hereto.

     (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target.

     (f) Affiliates Agreements. Acquiror shall have received from the Affiliates of Target an executed Affiliate Agreement in substantially the form attached hereto as Exhibit C.

     (g) Target Voting Agreements. Acquiror shall have received from certain stockholders of Target an executed Target Voting Agreement in substantially the form attached hereto as Exhibit D.

     (h) FIRPTA Certificate. Target shall, prior to the Closing Date, provide Acquiror with a properly executed FIRPTA Notification Letter, substantially in the form of Exhibit E attached hereto, which states that shares of capital stock of Target do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Target shall have provided to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit E attached hereto along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

     (i) 401(K) Plan. Target shall terminate its 401(k) Profit Sharing Plan by resolution of Target's board of directors effective as of a date prior to the Closing and shall take all necessary steps to effect such termination following the Closing, in compliance with the requirements of ERISA.

     (j) Resignation of Directors. The directors of Target in office immediately prior to the Effective Time shall have resigned as directors of Target effective as of the Effective Time.

     (k) Lock-Up Agreements. The persons identified in Section 5.9 shall have executed and delivered Lock-Up Agreements to Acquiror as provided therein.

     (l) Investors' Rights Agreement. The Target Investors' Rights Agreement shall be terminated prior to the Effective Time.

                                  ARTICLE VII

         TERMINATION, TERMINATION FEES, EXPENSES, AMENDMENT AND WAIVER

   7.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Target or Acquiror, this Agreement may be terminated:

     (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

     (b) by either Acquiror or Target, if (i) without fault of the terminating party, the Closing shall not have occurred on or before May 30, 2001 (provided, a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement), or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

     (c) by Acquiror, if (i) Target shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(i) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (ii) the Board of Directors of Target shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(ii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (iii) for any reason Target fails to call and hold the Target Stockholders Meeting by May 30, 2001 or commence solicitation of stockholder consents within 10 days after the effectiveness of the Registration Statement, provided that the right to terminate this Agreement by Acquiror under this Section 7.1(c)(iii) shall not be available to Acquiror where Acquiror is at that time in willful breach of this Agreement, (iv) any required approval of the stockholders of Target shall not have been obtained by reason of the failure to obtain the required stockholder consents or vote at a duly held meeting of stockholders or at any adjournment thereof within 45 days after the Registration Statement is sent to the stockholders, or (v) the Target's Board of Directors shall have approved or publicly recommended any other Takeover Proposal; or

     (d) by Target, if (i) Acquiror shall materially breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 7.1(d)(i) shall not be available to Target where Target is at that time in material breach of this Agreement, or (ii) the Board of Directors of Acquiror shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Target or shall have resolved to do any of the foregoing, provided that the right to terminate this Agreement by Target under this Section 7.1(d)(ii) shall not be available to Target where Target is at that time in willful breach of this Agreement, (iii) for any reason Acquiror fails to call and hold the Target Stockholders Meeting by May 30 2001 or commence solicitation of stockholder consents within 10 days after the effectiveness of the Registration

  Statement, provided that the right to terminate this Agreement by Target under this Section 7.1(d)(iii) shall not be available to Target where Target is at that time in willful breach of this Agreement, (iv) any required approval of the stockholders of Acquiror shall not have been obtained by reason of the failure to obtain the required stockholder consents or vote at a duly held meeting of stockholders or at any adjournment thereof within 45 days after the Registration Statement is sent to the stockholders, or (v) the Acquiror's Board of Directors shall have approved or publicly recommended any other Takeover Proposal.

   7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 5.5 (Confidentiality) and this Section
7.2 shall remain in full force and effect and survive any termination of this Agreement.

   7.3 Termination Fees.

   (a) In the event that this Agreement is terminated due to the fact Acquiror shall not have received the requisite stockholder and/or board of director votes required to approve the transactions contemplated by this Agreement, then Acquiror shall pay Target a fee in the amount of one million dollars ($1,000,000). In the event that the Board of Directors of Acquiror has fully complied with Section 5.1, the Board of Directors of Acquiror to the extent required by the fiduciary obligations thereof, as determined in the good faith judgment of its Board of Directors based on the advice of outside counsel may terminate this Agreement, and then Acquiror shall pay Target a fee in the amount of five hundred thousand dollars ($500,000).

   (b) In the event that this Agreement is terminated due to the fact Target shall not have received the requisite stockholder and/or board of director votes required to approve the transactions contemplated by this Agreement, then Target shall pay Acquiror a fee in the amount of one million dollars ($1,000,000). In the event the Board of Directors of Target has fully complied with Section 5.1 and determines that a Superior Proposal exists, the Board of Directors of Target to the extent required by the fiduciary obligations thereof, as determined in the good faith judgment of its Board of Directors based on the advice of outside counsel may terminate this Agreement, and then Target shall pay Acquiror a fee in the amount of five hundred thousand dollars ($500,000).

   (c) If Target or Acquiror fails to pay the appropriate fees in accordance with this Section 7.3, the non-paying party shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or legal action, together with interest on the amount of any unpaid fee at the so-called composite "prime rate" as quoted from time to time during the relevant period in the Wall Street Journal, plus 4% per annum from the date such fee or fees were required to be paid pursuant to this Section 7.3.

   (d) Any payment made pursuant to this Section 7.3 shall be made by delivery of a certified check or by wire transfer of immediately available funds to an account designated by the recipient thereof.

   7.4 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

   7.5 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Target shall not
(i) alter or change the amount or kind of consideration to be received on conversion of the Target Capital Stock, (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of the Agreement if such alteration or change would adversely affect the holders of Target Capital Stock.

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

   7.6 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   8.1 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror or Target may have as a result of such investigation or otherwise, Acquiror and Target will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The representations and warranties of Target and Acquiror will terminate upon the Closing; provided however, that (i) the obligations of each party with respect to any intentional or fraudulent breaches of its representations and warranties will survive the Closing and continue in full force and effect until the date twelve (12) months following the Closing Date (the "Survival Period"), at which time, the representations and warranties of each party set forth in this Agreement will terminate and (ii) the representation made by Acquiror in the last sentence of Section 3.2 shall survive indefinitely. The affirmative covenants and agreements of the parties set forth in this Agreement shall survive until fulfilled and the negative covenants and agreements of the parties set forth in this Agreement shall survive until the statute of limitations with respect to the subject matter of such covenant or agreements has run.

   8.2 Maximum Liability and Remedies. Nothing herein shall limit any potential remedies or liabilities of a party hereto with respect to any claim made pursuant to Section 8.1 hereof during the Survival Period; provided that (a) the liability of each Target stockholder hereunder shall be limited to ten percent (10%) of the consideration received by such stockholder in the Merger and the liability of each Target stockholder shall be several (meaning pro rata in proportion to the consideration received by such stockholder) and not joint, and (b) the liability of Acquiror hereunder to the Target stockholders shall be limited to the consideration received by such stockholder in the Merger. Nothing in this Agreement shall limit the liability of any Target stockholder in connection with any breach by such stockholder of the Affiliates Agreement and/or the Target Voting Agreement.

   8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

     (a) if to Acquiror or Merger Sub, to:

       Ashford.com, Inc.
       3800 Buffalo Speedway, Suite 400
       Houston, Texas 77098
       Attention: Gary Paranzino
       Telephone No.: (713) 369-1300
       Facsimile No.: (713) 623-0444

       with a copy to:

       Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 2700 Via Fortuna, Suite 300
       Austin, Texas 78746
       Attention: Anthony M. Allen
       Telephone No.: (512) 732-8400
       Facsimile No.: (512) 732-0081

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

     (b) if to Target, to:

       Guild.com, Inc.
       931 E. Main Street, Suite 3
       Madison, Wisconsin 53703
       Attention: Gordon Mayer
       Telephone No.: (612) 334-8573
       Facsimile No.: (612) 334-8650

       with a copy to:

       Briggs and Morgan
       2400 IDS Center, 80 South Eighth Street
       Minneapolis, Minnesota
       Attention: Brian Wenger
       Telephone No.: (612) 334-8400
       Facsimile No.: (612) 334-8650

   8.4 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity, taken as a whole, except changes caused by the announcement of, or the response or reaction of customers, vendors, licensors, investors or employees of, Target or Acquiror to this Agreement and the transactions contemplated hereby, changes, circumstances or conditions affecting Target's or Acquiror's industry in general or changes in general economic, regulatory or political conditions. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of Gordon Mayer, Toni Sikes and Lori Wetzel for Target and Kenneth Kurtzman, Brian Bergeron and Gary Paranzino for Acquiror. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words "tax" or "taxable" shall mean any federal, state, local, municipal or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, tariff levy, import, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental or regulatory authority, domestic and foreign. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Agreement Date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Target Transaction Documents, the Acquiror Transaction Documents, and the other documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Target Disclosure Schedule and the Acquiror Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms and
(b) are not intended to confer upon any other person any rights or remedies hereunder, except for the rights of the Target stockholders to receive the consideration set forth in Article I of this Agreement and except for the rights of the holders of the Target Options and the Target Warrants to receive the options or warrants, as appropriate, pursuant to Section 5.13 of this Agreement.

   8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

   8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

   8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

   8.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

                 [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY.]

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

             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION

   IN WITNESS WHEREOF, Target, Acquiror and Merger Sub have caused this Agreement to be executed and delivered under seal by their respective officers thereunto duly authorized, all as of the date first written above.

                                          Ashford.com, Inc.

                                                 /s/ Kenneth E. Kurtzman
                                          By: _________________________________
                                             Kenneth E. Kurtzman
                                             Chief Executive Officer

                                          Guild.com, Inc.

                                                    /s/ Gordon Mayer
                                          By: _________________________________
                                             Gordon Mayer
                                             President

                                          Ashford-Guild Art Corporation

                                                 /s/ Kenneth E. Kurtzman
                                          By: _________________________________
                                             Kenneth E. Kurtzman
                                             Chief Executive Officer

                                      A-32